Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (333-267412 and 333-273015), Form S-3 (333-265956) and Form S-8 (333-258026, 333-263609, 333-270585 and 333-277994) of our report, dated March 17, 2025, with respect to the financial statements of Acurx Pharmaceuticals, Inc. as of December 31, 2024 and 2023, and for the years then ended, which report is included in this Annual Report on Form 10-K of Acurx Pharmaceuticals, Inc. for the year ended December 31, 2024.  Our audit report includes an explanatory paragraph relating to Acurx Pharmaceuticals, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Parsippany, New Jersey

March 17, 2025